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                                                                   EXHIBIT 4.15

                               SECOND AMENDMENT
                                      TO
                        MINNEGASCO DIVISION EMPLOYEES'
                            RETIREMENT SAVINGS PLAN


          Minnegasco, a division of NorAm Energy Corp., a Delaware corporation (the "Company"), hereby amends the Minnegasco Division Employees' Retirement Savings Plan, effective as of November 1, 1996, as follows:

1.   Section 7.4.1 of the Plan is hereby amended to read as follows:

     "7.4.1 Voting. The Trustee shall be authorized to vote the shares of Stock held in the Trust pursuant to this Section. As soon as practicable after notice of any shareholders' meeting given to shareholders, the Administrator or Administrative Delegate shall prepare and deliver to each individual who has a Stock Account, or a directed investment in a pooled investment trust which holds Stock, a notice and a form of proxy to direct the Trustee as to how the Trustee shall vote at that meeting, or any adjournment of that meeting, that number of full shares of Stock allocated to that Participant's Account as of the record date of the meeting of the Company's shareholders. The notice shall instruct each Participant who has Stock in an Account to return the proxy to the Trustee, or to such other entity (including the Administrator) as the Administrator may select. If an independent entity other than the Trustee is directed to collect and tally the proxies, the entity shall certify the results to the Trustee and shall also deliver all proxies to the Trustee. The Trustee is not required to independently verify the results which have been certified to it.

          The Trustee shall vote all shares of Stock held by it (including fractional shares) for which it has received instructions in accordance with those instructions. The Trustee shall vote all shares of Stock held by it in suspense accounts and shares of allocated Stock for which it has not received instructions in the same proportion as it votes the shares for which it receives timely instructions under this Plan."

2.   Section 7.4 of the Plan is hereby amended to add the following Subsection
7.4.3 to the end thereof:

          "7.4.3 Merger Transaction. By Agreement and Plan of Merger, dated as of August 11, 1996, as amended, by and among NorAm Energy Corp. ("NorAm"), Houston Industries Incorporated ("HI"), Houston Lighting & Power Company ("HL&P"), and HI Merger, Inc. (the "Merger Agreement"), NorAm has agreed to merge into HI Merger, Inc. and become a wholly owned subsidiary of Houston (the corporation to be formed by the merger of HI and HL&P) (the "Transaction"). The Merger Agreement provides that each record holder of shares of Stock outstanding immediately prior to the effective time of the Transaction shall be entitled to elect

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     to receive in respect of each such share either cash consideration or shares of HI common stock. The Trustee will, in accordance with the procedures established by the Employee Benefits Administrative Committee of NorAm (the "Committee") for that purpose, request each Participant and Beneficiary who has Stock allocated to his Accounts as of the date established by the Committee, to instruct the Trustee as to the percentage of his interest in the Stock fund for which he wishes to receive cash and the percentage for which he wishes to receive HI common stock. The Trustee will make elections as to shares of Stock for which instructions are not timely received in the same proportion as the elections it makes for shares for which it receives timely instructions under this Plan. Elections shall be subject to adjustment as provided in the Merger Agreement.

          Cash consideration received in the Transaction by a Participant or Beneficiary will be invested as soon as administratively practicable in the investment funds (including the Stock fund) in which the Participant has elected to invest contributions to the Plan on the date the cash consideration is received by the Trustee or, in the case of a Participant or Beneficiary for whom contributions are not being made on such date, in the investment funds in which the Participant's or Beneficiary's account balances are invested on such date. The cash consideration will be allocated among the investment funds in the same proportion as contributions or account balances, as the case may be, are allocated.

          The Committee may adopt such other rules and procedures with respect to the administration of the Plan as are necessary or appropriate, in its sole discretion, as a consequence of the pending Transaction, notwithstanding any provision of this Plan to the contrary. Such rules and procedures shall be applied on a uniform and nondiscriminatory basis."

          Executed at Houston, Texas, this 17th of  December, 1996.

                                    MINNEGASCO, a Division of
                                      NorAm Energy Corp.


                                    By /s/ RICK L. SPURLOCK
                                       --------------------------
                                       Rick L. Spurlock, Senior Vice President,
                                       Human Resources, NorAm Energy Corp.

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